Exhibit 99.1
Ashton Woods Announces Private Debt Exchange Offer and Consent Solicitation
Relating to its 9.5% Senior Subordinated Notes due 2015 and Amendments to the Existing Senior
Credit Facility
     Atlanta, GA— January 13, 2009 — Ashton Woods USA L.L.C. (“Ashton Woods”) today announced the commencement of an offer to exchange any and all of its 9.5% Senior Subordinated Notes due 2015 (the “Old Notes”) in a private placement for (i) new 11.0% senior subordinated notes due 2015 (the “New Notes”) in an aggregate of up to $65.0 million principal amount guaranteed by Ashton Woods’ existing and future restricted subsidiaries (the “Guarantees”) and (ii) a ratable share of Class B membership interests in Ashton Woods (the “Class B Interests”) representing, in the aggregate, up to 20% of the outstanding membership interests in Ashton Woods (following the Equity Investment, as described below). As of January 9, 2009, there was $125 million aggregate principal amount of Old Notes outstanding.
     Concurrently with the exchange offer, Ashton Woods is also soliciting consents from the holders of Old Notes (“Holders”) for certain amendments to the indenture pursuant to which the Old Notes were issued (the “Old Indenture”) to eliminate or amend substantially all of the restrictive covenants, waive certain defaults and modify certain of the events of default and various other provisions contained in the Old Indenture (collectively, the “Proposed Amendments”). In connection therewith, Ashton Woods is also asking Holders to release and waive any and all claims they may have against Ashton Woods and its current equity holders, including claims that may have arisen from prior non-compliance by Ashton Woods with any of the terms of the Old Indenture (collectively with the Proposed Amendments, the “Amendment and Release”). A tender by any Holder in the exchange offer will also constitute an approval by such Holder of the Amendment and Release.
     In connection with the exchange offer, Holders representing 70.8% of the aggregate principal amount of Old Notes have agreed to tender their Old Notes in connection with the exchange offer. In addition, certain of Ashton Woods current equity holders have agreed to invest $20 million of equity simultaneously with the closing of the exchange offer (the “Equity Investment”). Ashton Woods has also negotiated amendments to the existing Senior Credit Facility, which will cure existing defaults under the Senior Credit Facility and provide the company with a replacement line of credit of $95 million. Consummation of the amendment is conditioned upon closing of the exchange offer.
     The consummation of the exchange offer and consent solicitation is conditioned upon the satisfaction or waiver of the conditions set forth in the offering memorandum and consent solicitation statement dated January 13, 2009 (the “Offering Memorandum”). The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on February 11, 2009, unless extended or earlier terminated (the “Expiration Date”). Holders must validly tender and not validly withdraw their Old Notes on or before the Expiration Date, unless extended, to receive New Notes and Class B Interests.
     The exchange offer and consent solicitation are being made only to “qualified institutional buyers” (as defined in Rule 144A promulgated under the Securities Act of 1933, as amended), “accredited investors” (as defined in the Securities Act of 1933, as amended) and to persons that are not “U.S. Persons” in an “offshore transaction” (each as defined in Regulation S promulgated under the Securities Act of 1933, as amended).
     Ashton Woods’ obligations to accept any Old Notes tendered and to pay the applicable consideration for them are set forth solely in the Offering Memorandum and the accompanying Letter of Transmittal. Documents relating to the exchange offer and consent solicitation will only be distributed to eligible Holders of the Old Notes. This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities, including the New Notes or Class B Interests. The exchange offer and consent solicitation are made only by, and pursuant to the terms set forth in the Offering Memorandum, and the information in this news release is qualified by reference to the Offering Memorandum and the accompanying Letter of Transmittal. The securities, including the New Notes and Class B Interests, have not been and will not be registered under the Securities Act of 1933, as amended, may not be offered or sold in the U. S. absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.
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     With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Denver and Tampa.
     CONTACT: Ashton Woods USA L.L.C.
     Jerry Patava
     Interim Chief Financial Officer
     (416) 449-1340
     U.S. Bank National Association
     Information Agent
     (800) 934-6802